UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 to CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Original Notice of Default. On November 24, 2009, Capital Growth Systems, Inc., (the “Company”) filed a Form 8-K announcing that on November 18, 2009 it had received formal notification from ACF CGS, L.L.C. (“Agent”) of certain covenant violations (the “Notice”) that have occurred and continue to exist under the Loan Agreement, dated as of November 19, 2008, by and among the Company, Global Capacity Group, Inc., Centrepath, Inc., 20/20 Technologies, Inc., 20/20 Technologies I, LLC, Nexvu Technologies, LLC, Capital Growth Acquisition, Inc., Vanco Direct USA, LLC, to be known as Global Capacity Direct, LLC, and Magenta netLogic Limited (each individually a “Borrower” and collectively the “Borrowers”), Agent, and the lenders who are a party thereto (the “Lenders”) (as amended, modified and/or restated from time to time, the “Loan Agreement”).

Forbearance Agreement. On December 22, 2009, the Agent and Borrowers entered into a forbearance agreement (the “Forbearance Agreement”) pursuant to which Agent agreed to forbear from exercising its rights and remedies with respect to the defaults specified in the Forbearance Agreement (“Specified Defaults”) until January 26, 2010, provided that: (i) other than the Specified Defaults, there are no financial covenant violations or other defaults by any of the Borrowers during the interim period; (ii) the Borrowers comply with the terms of the Forbearance Agreement; (iii) the Borrowers do not join in, assist, cooperate, or participate as an adverse party or adverse witness in any suit or other proceeding against the Agent, any Lender, or an affiliate of either which is related to (a) any of the obligations or amounts owing under the Forbearance Agreement, the Loan Agreement, or any other loan document or (b) is in connection with or related to any of the transactions contemplated by such documents; and (iv) no third party exercises any right or remedy it may have as a result of any of the Specified Defaults. The Specified Defaults include, but are not limited to: (i) violation of the minimum EBITDA covenant for the period of the Forbearance Agreement and (ii) deviation by more than 15% from its vendor payment plan budgets submitted to the Agent for the testing periods ended November 6, 2009 through December 18, 2009.

The Borrowers must comply with the terms of the Forbearance Agreement, which include, but are not limited to:

1.	The Borrowers may not, without Agent’s prior written consent: (a) pre-pay any of its indebtedness other than that due to the Agent and Lenders; or (b) make any payments to an individual or entity outside the ordinary course of the Borrowers’ business, unless payments are made pursuant to the vendor payment plan budget submitted by the Borrowers and approved by the Agent; and

2.	The Borrowers must (i) permit the Agent, the Lenders, and the Agent’s professionals to have reasonable direct access to each Borrower and Borrowers’ counsel and other advisors to review and discuss its litigation or alternative dispute resolution proceedings with material customers (so long as such updates do not violate any attorney-client privilege or any orders of the applicable court), (ii) consult with the Agent prior to any settlement of any litigation or proceedings with respect to any such matter above; and (iii) provide such additional information with respect to subparagraphs (i) and (ii) as requested by Agent.

3.	The Borrowers must enter into a definitive transaction, on or before December 28, 2009, that will result in a pay down of the term loan under the Loan Agreement (the “Term Loan”) in an amount not less than $4 million.

In consideration of the Agent and the Lenders entering into the Forbearance Agreement, the Borrowers paid to Agent, for the account of the Lenders, Default Interest accruing for the period from November 6, 2009 through January 26, 2010 in the amount of $83,000. Further, in consideration of Agent and the Lenders granting the forbearance, Borrowers paid-in-kind a fee equal to 1.5% of the then outstanding balance of the Term Loan ($9,135,000), which fee totaled $137,000 and was added to the outstanding principal amount of the Term Loan). In addition, the Borrowers remain obligated with respect to all reasonable fees, charges, and disbursements of counsel to the Agent in connection with the Forbearance Agreement or other related matters.

To date, the Borrowers have timely paid all debt service obligations under the Loan Agreement.

A copy of the original Loan Agreement was filed with the SEC as Exhibit 10.8 to the Company’s Form 8-K filed on November 20, 2008. Copies of the First and Second Amendments to the Loan Agreement were filed with the SEC as Exhibits 10.1 and 10.2 to the Company’s Form 8-K filed on August 4, 2009.

Item 9.01 Exhibits

Exhibit 10.1 Form of Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2009

CAPITAL GROWTH SYSTEMS, INC.

By:	/S/ JIM MCDEVITT
Jim McDevitt
Chief Financial Officer

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